JOINT BOOKS: Citi,JPM
CO-MANAGERS: MS,RBC,SocGen

CL	SIZE MM	WAL	M/F	LGL	BENCH	PXG	%	Coup	$
A1	240mm	0.35	P-1/F-1+	04/20/12	IL-	-5	0.28895	0.28895	100.000000
A2	335mm	1.10	Aaa/AAA	04/22/13	EDSF+	20	0.645	0.64	99.99546
A3	360mm	1.71	Aaa/AAA	02/20/14	EDSF+	30	1.067	1.06	99.99216
A4	65mm	2.21	Aaa/AAA	08/20/14	IS+	37	1.413	1.40	99.98070

PRICING SPEED:                  100% PPC TO MATURITY
TIMING:   PXD                        REGISTRATION:   PUBLIC
ERISA ELIGIBLE:                 YES
BLMBRG TICKER:               BMWLT 2011-1
EXPECTED SETTLE:   04/21/11
CUSIPS:	A-1: 05573AAA1 A-2: 05573AAB9 A-3: 05573AAC7 A-4: 05573AAD5

------------------------------------------------------------
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded.  Such text has been automatically generated via bloomberg or another system.